Exhibit 99.01

[Cyntech letterhead]

                                  PRESS RELEASE

                           CYNTECH TECHNOLOGIES, INC.

                              TRADING SYMBOL: CYNT

         EUROPEAN AUTO RECYCLING GAINS MOMENTUM FOR CYNTECH TECHNOLOGIES


November 29, 2002
Conyers, Georgia USA


The recent passage of legislation in Europe mandating recycling of end of life consumer products and in particular automobiles, electronics, and household durables, is fueling demand for new technologies and solutions in the European Union (EU). The legislation enacts mandates for auto recovery and recycling starting in 2006. Industry observers predict this legislation will impact the US market as well.

Cyntech Technologies Inc. (a US based hydrocarbons recycling company) is planning market introduction of its proprietary systems for recovery of a range of hydrocarbons waste streams including oils, plastics, rubber and auto fluff (from auto salvage).

Cyntech has affirmed its intent to acquire a lead stockholding interest in a to be formed company: e-car-Europe. e-car-Europe has a market strategy and holistic business solution to auto recycling meeting both EU legislation objectives and the compliance needs of the auto industry. All auto manufacturers are reviewing options to comply with the legislation and are showing interest in new and improved technologies which meet new European standards for recycling of product waste streams.

Cyntech is presently concluding financing of a refinery plant in the USA, and has conducted exploratory visits to Europe, most recently in the United Kingdom (November 2002), where it anticipates initial launch of its business in 2003. In the United Kingdom, both e-car Europe and Cyntech have collaborated in the possible sitting of integrated recycling facilities in Wales and has held discussions with government organizations, including the Wales Development Agency and the Wales Environment Trust. "With some European countries facing fines of up to (pound)400,000 per day, it's a good opportunity for Cyntech's new technology to be introduced," said Dr. Chris Coggins, a leading expert on EU waste management issues and a visiting professor at the University of Southampton, England.

Cyntech Technologies Inc., is being advised by GVA Worldwide, International Property Specialists, (London, England) on its market and facility location strategies in Europe and by GVA Hunter (Chattanooga, Tennessee) for North and South America. The e-car-Europe plan offer long term economic potential for host communities, which includes remanufacturing of components as well as comprehensive recovery of all waste streams from vehicles.

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For more information:

Cyntech Technologies, Inc. USA
R. Frank Meyer (770) 760-8732 / e-mail: fmeyer@cynt.com GVA Hunter Properties - Chattanooga, Tennessee Robert Hunter (423) 752-5050 / e-mail:
rhunter@gvahunter.com Pep Grimes

GVA Worldwide - London, England
Tim Heatley    44 0870 900 8990  / e-mail:  tim.heatley@gvagrimley.co.uk
Lance Taylor   44 0870 900 8990  / e-mail:  lance.taylor@gvagrimley.co.uk


This release contains forward-looking statements. Forward-looking statements are not guarantees of future sales or other results. Forward-looking statements are subject to risks and uncertainties outside the control of Cyntech Technologies, Inc. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see the 2001 annual report on Form 10-KSB and other SEC reports filed by Cyntech Technologies, Inc.